Exhibit 99.1

                                 PRESS RELEASE


FOR IMMEDIATE RELEASE                                       CONTACT:


Titanium Metals Corporation                                 J. Landis Martin
1999 Broadway, Suite 4300                                   Chairman & CEO
Denver, Colorado   80202                                    303-296-5600


                   TIMET EXPANDS WITH ACQUISITION OF LOTERIOS

     DENVER, COLORADO . . . April 8, 1998 . . . Titanium Metals Corporation ("TIMET") (NASDAQ: TIMT) announced today it has completed the previously announced cash acquisition of Loterios S.p.A. Loterios, which was privately held, was founded in 1982 and is headquartered in Legnano, Italy, outside Milan. Loterios is one of Italy's largest producers and distributors of titanium products, with 1997 sales of approximately $22 million.

     In recent years, Loterios has emerged as one of the premier producers and suppliers of titanium pipe and fittings to the offshore oil and gas drilling and production markets and is the leading supplier of these products in the North Sea market. As a TIMET subsidiary, Loterios will be operated under the day-to-day direction of Luigi Lotterio, Executive Vice President (Operations), and Amleto Cappelletti, Executive Vice President (Sales).

     TIMET, headquartered in Denver, Colorado, is a leading worldwide integrated producer of titanium metal products.

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